EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the " Agreement") is made and entered into on April 5, 2002, by and between VITALLABS, a Nevada corporation, located at 1375 S. Ft. Harrison Ave., Clearwater, Florida 33756 (hereinafter called "VIT"), and Lee Mullineaux located at ____________________
WHEREAS, VIT desires to retain Lee Mullineaux in the position of V.P. of Insurance for VIT.
WHEREAS, VIT, and Lee Mullineaux desire to enter into this Agreement to Assure VIT of the services of Lee Mullineaux for the benefit of VIT and to set forth the respective rights and duties or the parties hereto;
WHEREAS, VIT is in the business of building a Healthcare Services company. NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, VIT and Lee Mullineaux agree as follows:
ARTICLE 1
Employment
1.1 Employment and Title. VIT or its assigns hereby employs Lee Mullineaux and hereby accepts such employment as the V.P. OF INSURANCE for VIT all upon the terms and conditions set forth herein.
 Description of Services to be Performed.
a) The duties to be performed by Lee Mullineaux are to review all insurance programs required or necessary to the conduct of the day to day business of the company.
b) During the terms (as hereinafter defined) hereof, Lee Mullineaux agrees to perform diligently and in good faith such duties and services for VIT as are consistent with the position held by Lee Mullineaux under the direction of the Board of Directors of VIT. Lee Mullineaux agrees to devote his full time and best efforts and the required time, energies and abilities to the services to be performed hereunder and for the benefit of VIT. Lee Mullineaux shall be vested with such authority as is generally concomitant with the position to which he is appointed for day-to-day operations.
c) Lee Mullineaux shall communicate and report to the Board of Directors of VIT, on a periodic (as required) basis as to the State of the business and prospects for the business future growth.
1.2 Location. The principal place of employment and the location of VIT's principal office and ordinary place of work shall be in 1375 Ft. Harrison Ave. Clearwater, Fl. 33756, provided, however, Lee Mullineaux shall, when requested by the VIT or the Board of Directors, or may, if he determines it to be reasonably necessary, temporarily perform services outside said area as are reasonably required for the proper performance of his duties under this Agreement.
1.3 Representations. Each party represents and warrants to the other that he/she has full power and authority to enter into and perform this Agreement and this his execution and performance of his Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/she is a party or under which he/she is bound. Each party represents that no consent or approval of any third party is required for his execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his or its execution, delivery and performance of this Agreement have been obtained.
ARTICLE II
Term
2.1 Term. The term of Lee Mullineaux's employment hereunder (the "Term ") shall commence as of the date hereof (the "Commencement Date") and shall continue from the date hereof for a period of five (5) years with automatic 5-year extensions unless earlier terminated by Lee Mullineaux or VIT's Board of Directors pursuant to the provisions of this Agreement.
ARTICLE III
Compensation
3.1 Base Salary. As compensation for the services to be rendered by Lee Mullineaux, VIT shall pay Lee Mullineaux, during the term of this Agreement, an annual base salary of $72,000.00 which base salary shall (prorated for periods less than a month) be paid in 26 equal installments payable bi-weekly in the normal pay cycle of VIT. If Lee Mullineaux is successful in increasing the total revenue of VIT as outlined in Exhibit A-l he will earn bonuses as outlined therein on an annually basis as outlined in A-l.
3.2 Benefits. Lee Mullineaux shall be entitled, during the Terms hereof, to the same medical, hospital, dental and life insurance coverage as are available to VIT's employees on the Commencement Date and shall receive additional benefits (now being developed) as shall be made available to members of the Executive staff.
Lee Mullineaux shall be entitled to Four (4) weeks of fully paid vacation per year during the term of this Agreement. Lee Mullineaux shall not be entitled to receive monetary or other valuable consideration for vacation time to which he/she is entitled but does not take. The timing of vacation periods shall be within the discretion of Lee Mullineaux, reasonably exercised so as not to unnecessarily inconvenience VIT. Holidays will be paid as defined in the company's policy and procedures manual.

3.3 Withholding. Any and an amounts payable under this Agreement, including, without limitation, amounts payable in the event of the termination hereof under Article V his hereof, are subject to withholding for such federal, state and local taxes as VIT in its reasonable judgment determines to be required to any applicable law, rule or regulation.
ARTICLE IV
Working Facilities, Expenses and Insurance
4.1 Working Facilities and Expenses. Lee Mullineaux shall be furnished with an office at the principal office of VIT, or at such other working facilities and secretarial and other assistance suitable to his position and adequate for the performance of his duties hereunder. VIT shall reimburse Lee Mullineaux for all of Lee Mullineaux's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of the Agreement, subject to Lee Mullineaux's full and appropriate documentation, including, without limitation, receipts for an such expenses in the manner required pursuant to VIT's policies and procedures and the Internal Revenue Code as in effect from time to time.
ARTICLE IV
Termination
5.1 Termination for Cause. Notwithstanding any other provision in this agreement to the contrary, in the event Lee Mullineaux's employment is terminated for cause, no benefits, whatsoever, shall be payable except for accrued salaries and expense reimbursement. Lee Mullineaux may be terminated for cause upon the commission of any illegal or dishonest acts which might materially and adversely reflect upon the reputation of VIT or prove injurious to VIT' s operations. Lee Mullineaux may be terminated for cause in the event he violates the Restrictive Covenants contained in this agreement or if he willingly and materially fails or refuses to perform his duties and responsibilities as required by this Agreement.
5.2 Termination without Cause. This Agreement may not be terminated by VIT without case during the initial five (5) year Term of employment. At any time after the expiration of the initial five (5) year Term of employment, VIT may by written notice terminate Lee Mullineaux's employment hereunder without cause provided that it delivers to Lee Mullineaux the payments and benefits required as follows. Lee Mullineaux shall be entitled to continue to receive all incentives earned from this agreement in effect at the time of notice to terminate without cause. Lee Mullineaux shall receive his total compensation per this Agreement for a period of one year. The company shall further by full satisfaction release Lee Mullineaux for all debts, promissory notes, leases and other documents that Lee Mullineaux may have guaranteed on behalf of the company. Lee Mullineaux shall accept such payments and benefits in full discharge and release of VIT of and from any further obligations under this agreement. Such discharge and release shall not affect any rights and remedies which may be available to Lee Mullineaux otherwise than under this Agreement.

a) Should Lee Mullineaux choose to terminate employment without cause he will only be entitled to the same compensation as for cause.
ARTICLE VI
Covenant Not to Compete
6.1 Covenant Not to Compete. Upon termination of this Agreement by either the voluntary resignation of Lee Mullineaux without good cause or the termination of Lee Mullineaux for cause by VIT, Lee Mullineaux shall not directly or indirectly, within the State of Florida, enter into or engage in any business in competition with the Business of VIT, as it now exists or may exist at the time of termination of employment under this Agreement, either as an individual on his own account, or as a partner, joint venture, agent, or salesperson for any corporation, for a period of one (1) year after the date of termination of employment hereunder. It is agreed by the parties that this covenant on the part of VIT may be enforced against Lee Mullineaux by injunction, as well as by all other legal remedies available to VIT. It is agreed by the parties hereto that if any portion of this covenant not to compete is held to be unreasonable, arbitrary or against public policy, the covenant herein shall be considered divisible both as to time and geographic area so that a lesser period of time or geographical areas shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that, in the event any Court determines the specified time period or the specified geographical area to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined by the courts to be reasonable, non-arbitrary and not against public policy may be enforced against Lee Mullineaux by injunction, as well as by all other legal remedies available to VIT.
6.2 Solicitation of Employees. For a period of one year after Lee Mullineaux is no longer employed by VIT, Lee Mullineaux will not, directly, either as an individual, proprietor, stockholder, partner, officer, director, Employee or otherwise, solicit any officer, director, Employee or other individual:
a) To leave his or his employment or position with VIT;
b) To compete with the Business of VIT; or
c) To violate the terms of any employment; non-competition or similar agreement with VIT.
For purposes of this paragraph, references to the Business of VIT shall include the business of any subsidiary or affiliate of VIT.
6.3 a) Lee Mullineaux agrees that in the event of a breach of any term of this Agreement, and more particularly, in the event of the breach of any of the terms and provisions of this Article VI, VIT shall be entitled to secure an order in any suit brought for that purpose to enjoin Lee Mullineaux from violating any of the provisions of this Agreement and that, pending the hearing and the decision on the application for such order, VIT shall be entitled to a temporary restraining order without prejudice to any other remedy available to VIT. LEE MULLINEAUX UNDERSTANDS THAT THE COVENANTS OF THIS PARAGRAPH ARE THE ESSENCE OF THIS EMPLOYMENT AGREEMENT, WITHOUT WHICH NO EMPLOYMENT AGREEMENT WOULD BE ENTERED INTO BY VIT.
b) The provisions of Article VI shall in no event be construed to be an exclusive remedy, and such remedy shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether in law or equity, otherwise available under the terms of this Agreement or under the laws of the United States or any state.
ARTICLE VII
Confidentiality and Intellectual Property Rights
7 .1 Confidentiality. That Lee Mullineaux will not at any time during or after his employment by VIT, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, other than in the normal course of performing his duties for VIT, any information concerning any matter affecting or relating to the Business of VIT. While engaged as an employee of VIT, the Employee may only use information concerning any matters affecting or relating to VIT or the Business of VIT for a purpose which is necessary to the carrying out of the duties as an employee of VIT, and Lee Mullineaux may not make use of any information of VIT after he/she is no longer an employee of VIT. That Lee Mullineaux agrees to the above without regard to whether all of the above matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding VIT's Business, including but not limited to, information regarding customers, customer lists, VIT's salaries, costs, prices, earnings, and any financial or cost accounting reports, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is presumed to be important, material and confidential information of VIT for purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Lee Mullineaux agrees that all of this information is a trade secret owned exclusively by VIT that shall at all times be kept confidential. That Lee Mullineaux further agrees that he/she will, upon termination of his employment with VIT, return to VIT all books, records, lists and other written, typed or printed materials, whether furnished by VIT or prepared by VIT, which contain any information relating to VIT's Business, and that Lee Mullineaux agrees that he/she will neither make nor retain any copies of such materials after termination of employment. For purposes of this Article Vll, references to the Business or information of or relating to VIT shall include the information or business of VIT, and any subsidiary or affiliate of VIT, with the exception of that information known to employee prior to his employment by VIT and brought to VIT by Lee Mullineaux.
7.2 Business Opportunities and Patentable Devices. Lee Mullineaux will make full and prompt written disclosure to VIT, or their nominee of:
a) Any business opportunity of which he/she becomes aware and which relates to the Business of VIT, or any of its subsidiaries or affiliates; and

7.3 Assignment of Intellectual Property Rights. That Lee Mullineaux assigns to VIT and/or VIT the entire right, title and interest for the entire world in and to all work performed, writing(s), formula(s), design(s), model(s), drawing(s), software, photograph(s), design invention(s) and other invention(s) made, conceived or reduced to practice or authored by VIT, either solely or jointly with others, during the performance on this Agreement or with the use of information, materials or facilities of VIT received or used by VIT during the period Lee Mullineaux is retained by VIT under this Agreement or any extensions or renewals thereof, with the exception of that information known to employee prior to his employment by VIT, or to information and inventions made, conceived or reduced to practice solely by Lee Mullineaux on his own personal time and unrelated to the business of VIT or it's affiliates.
That Lee Mullineaux shall sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of VIT, any and all documents and to perform the acts as may be necessary, useful or convenient for the purpose of securing to VIT or its nominees trade secret, patent, trademark, or copyright protection throughout the world upon all such work(s), writing(s), photograph(s), software, design invention(s), other invention(s) and processes, title to which VIT may acquire in accordance with the provisions of this clause.
ARTICLE VIII
Miscellaneous
8.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.
8.2 Notices. Any notice to be given to VIT, and Lee Mullineaux under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:
If to VIT:                       VIT
                                 1375 So. Ft. Harrison Ave.
                                 Clearwater, F133756

If to Lee Mullineaux:           Lee Mullineaux
                                 ----------------------------------
                                 ----------------------------------

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission, or (iii) on the day after it is mail by registered mail or certified mail, postage prepaid, as provided herein.
8.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provision, or enforceable parts thereof, shall not be affected thereby.
8.4 Successors and Assigns. The rights and obligations of VIT under this agreement shall inure to the benefit of and be binding upon the successors and assigns of VIT, including the survivor upon any merger, consolidation or combination of VlT with any other entity. Lee Mullineaux shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him/her hereunder to any person or entity.
8.5 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination, or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence in any proceeding that involves the interpretation of any provision accordance with the internal laws of the State of Florida without reference to the conflict of law thereof
8.7 Section Headlines. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
8.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
8.9 Gender. Whenever the pronouns "his" are used they shall also be deemed to mean "he/she" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would apply.
8.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.
8.11 Attorney's Fees. In the event that either party is required to engage the services of legal counsel to enforce the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys' fees, costs of legal assistants, and other costs from the other party, which shall include any fees or costs incurred at trial or any appellate proceeding, and expenses and other cost, including any accounting expenses incurred.
8.12 Indemnification VIT agrees to indemnify and hold harmless Lee Mullineaux from and against any and all liability, claims, losses, demands, injuries, expenses and causes of action (including reasonable costs and attorney's and paralegal fees) arising from or incident to the negligent or willful act or omission of VIT's agents, affiliates, or contractors in the performance of its obligations including but not limited to all claims which may be made or asserted by any individual, agency or entity engaged by VIT or a regulatory, licensing agency, a competitor of VIT or a recipient of the duties or services provided by VIT but is not a party to this agreement.
IN WITNESS HEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.
Attest:                                Vitallabs, Inc. ("VIT")
                                       By: /s/ Edwin B. Salmon, Jr.
                                       ------------------------------------
                                       Its Chairman of the Board

Attest                                 By: /s/ Edwin B. Salmon, Jr.
                                       ------------------------------------
                                       Its Secretary

                                       /s/ Lee Mullineaux
                                       ------------------------------------
                                       Lee Mullineaux


                               EXHIBIT A



The Company may declare a bonus for Lee Mullineaux at the first Board Meeting of each calendar year. The bonus will be based on the overall performance against goals set by the board for the previous year. The bonus however may not exceed more than (1%) one percent of the earnings before income tax, depreciation and amortization. At each Annual board meeting the bonus program may be reviewed and changed